UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2017

VWR Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36673	26-0237871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Radnor Corporate Center, Building One, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

(Address of principal executive offices, including zip code)

(610) 386-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As contemplated by the previously announced Agreement and Plan of Merger, dated as of May 4, 2017 (the “merger agreement”), by and among Avantor, Inc., a Delaware corporation (“Avantor”), Vail Acquisition Corp, a Delaware corporation and a wholly-owned subsidiary of Avantor, and VWR Corporation (the “Company”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), on May 25, 2017, the Company’s board of directors (the “Board”) approved the establishment of management retention programs (the “retention programs”) covering each of its named executive officers (“NEOs”), as further described below.

Under the retention programs, if (i) an NEO is employed by the Company or its affiliates (including, without limitation, Avantor and any affiliate of Avantor) on (x) May 4, 2018 if the date on which the closing of the merger occurs (the “closing date”) has occurred before such date or (y) if the Closing Date has not occurred on or before May 4, 2018, the earlier of the Closing Date or December 31, 2018 (the “vesting date”) or (ii) the NEO’s employment with the Company and its affiliates is terminated before the vesting date (A) by the Company for a reason other than cause, (B) by the NEO for good reason or (C) due to the NEO’s death or disability, a retention bonus will be paid in a cash lump sum to such NEO within 10 days of the vesting date. The right to receive a retention bonus would be forfeited upon any other termination of employment with the Company and its affiliates. The Compensation Committee of the Board (the “Compensation Committee”) believes that the retention bonuses will provide appropriate retention incentives that will enable the Company to continue to benefit from the services of the Company’s management. The following table sets forth the retention bonuses payable to each of the Company’s NEO’s upon vesting:

Name	Retention Payment
Manuel Brocke-Benz	$5,000,000
Gregory L. Cowan	$2,125,000
Mark T. McLoughlin	$1,000,000
Dr. Nils Clausnitzer	$1,000,000
George Van Kula	$2,125,000

Each of Greg Cowan, Mark McLoughlin, George Van Kula and Manuel Brocke-Benz (the “affected individuals”) may be subject to an excise tax (the “golden parachute excise tax”) on payments they will or may receive in connection with the transactions contemplated by the merger agreement (the “Transactions”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). Generally, an excise tax of 20% is imposed on each individual recipient of certain “parachute payments” that, under the rules of Section 280G of the Code, exceed a certain threshold amount for such individual. Additionally, the employer of the executive making the parachute payments is denied a tax deduction for such payments. The golden parachute excise tax is due in addition to the regular income and employment taxes otherwise payable in connection with compensatory payments to the affected individuals. Payments to these NEOs that will or may be considered “parachute payments” under Section 280G of the Code that would be subject to the golden parachute excise tax include (i) the value of the full acceleration of vesting of VWR stock options and restricted stock units, (ii) the retention bonuses, (iii) the excise tax gross-up payments and (iv) severance payments.

Upon recommendation of the Compensation Committee, the Board approved that the retention bonus with each of the affected individuals also provide for the payment of an additional bonus in an amount so that, on a net after-tax basis, the affected individuals would be in the same position as if no golden parachute excise tax had applied to him or her (the “excise tax gross-up payment”).

The actual amounts to be paid to the affected individuals by VWR will depend upon the value and timing of the affected individual’s receipt of the implicated payments and benefits, with any excise tax gross-up payment that becomes due to be paid not later than the sixtieth day following an event occurring which subjects the affected individual to the golden parachute excise tax.

A copy of the forms of retention programs are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are furnished as part of this report:

10.1	Executive Retention Program (including Messrs. Brocke-Benz, Cowan, McLoughlin and Van Kula).

10.2	Retention Program (including Dr. Clausnitzer).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR CORPORATION

Date: June 1, 2017

	By:	/s/ George Van Kula
	Name:	George Van Kula
	Title:	Senior Vice President, Human Resources, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Executive Retention Program (including Messrs. Brocke-Benz, Cowan, McLoughlin and Van Kula).

10.2	Retention Program (including Dr. Clausnitzer).